Exhibit 99.1

JCPENNEY ANNOUNCES DEPARTURE OF MICHAEL FRANCIS

PLANO, Texas (June 18, 2012) – J. C. Penney Company, Inc. ("jcpenney") (NYSE: JCP) today announced that Michael Francis will be leaving the Company, effective today. Chief Executive Officer Ron Johnson will assume direct responsibility and oversight of the company's marketing and merchandising functions.

Johnson said, “We thank Michael for his hard work at jcpenney and wish him the best in his future endeavors.”

about jcpenney
Over 110 years ago, James Cash Penney founded his company on the principle of treating customers the way he wanted to be treated himself: fair and square. Today, rooted in its rich heritage, J. C. Penney Company, Inc. (NYSE: JCP) is re-imagining every aspect of its business in order to reclaim its birthright and become America¹s favorite store. The Company is transforming the way it does business and remaking the customer experience across its 1,100 jcpenney stores and on jcp.com. At every visit, customers will discover straightforward Fair and Square Pricing, month-long promotions that are in sync with the rhythm of their lives, exceptionally curated merchandise, artful presentation, and unmatched customer service. For more information about jcpenney, visit jcp.com.

media relations
Kristin Hays or Daphne Avila
(972)431.3400 – jcpcorpcomm@jcp.com

investor relations
Eric Cerny or Angelika Torres
(972)431.5500 – jcpinvestorrelations@jcp.com

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